For Immediate Release
---------------------
November 3, 2008

For further information contact
Richard J. Jarosinski
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 4230

Press Release

Portec Rail Products, Inc. Reports 2008 Third Quarter and Nine Month Operating Results (unaudited)

Pittsburgh, PA, - November 3, 2008 - Portec Rail Products, Inc. (NASDAQ Global Market -"PRPX") today announced record unaudited net income of $2,516,000 or $0.26 per share for the three months ended September 30, 2008, a 33% increase over third quarter 2007 net income of $1,890,000 or $0.20 per share. Average basic and diluted shares outstanding were 9.6 million for both periods. Net sales for the third quarter 2008 totaled $29.6 million, a 6% increase over third quarter 2007 net sales of $28.0 million.

Net income for the nine months ended September 30, 2008 grew to $6,264,000 or $0.65 per share, a 26% increase over net income of $4,982,000 or $0.52 per share for the nine months ended September 30, 2007. Average basic and diluted shares outstanding were 9.6 million for both periods. Net sales for the nine months ended September 30, 2008 were $84.7 million, compared to $84.6 million for the nine months ended September 30, 2007.

Richard J. Jarosinski, President and Chief Executive Officer said, "We are very pleased with our third quarter and year to date results. We were able to achieve both top and bottom line growth during a period of unprecedented economic uncertainty. Our third quarter results were significantly and positively affected by our track component and friction management product groups. The track component group, primarily consisting of joint bar products, rail anchors and spikes, had significant customer demand as well as a favorable product mix which contributed to our gross profit this quarter. In addition, capital improvements to the bonded joint line at our Huntington, West Virginia manufacturing facility have increased our productivity and we are beginning to see the benefits of a lower cost structure for these products. Our capital investments have resulted in a more cost-competitive facility, which we believe has allowed us to recently secure some strategic multi-year contracts for this facility. Our friction management product group also had significant sales growth this quarter, largely reflecting customer contractual requirements from our Total Friction ManagementTM product offering in North America, which includes top of rail friction control and gage face lubrication applications. Our sales growth in this facet of our business significantly contributed to our gross profit this quarter."

Mr. Jarosinski continued, "Our overall sales volume for the first nine months of 2008 has surpassed last year's sales despite a more challenging environment this year. While we have experienced reduced demand for our Salient Systems' wayside detection systems and our CI Logistics material handling products in 2008, we feel that the diversity of our other product group offerings has helped us to overcome these challenges."

Mr. Jarosinski concluded, "Looking forward, we are closely monitoring current economic conditions and how this may impact our business. We will focus on business issues we can control to enhance our competitive position even in challenging economic times. We feel that there are opportunities in our markets for our products and services, and we will continue to selectively pursue strategic acquisitions. North American freight rail traffic is softening a bit but is still relatively strong while passenger ridership is at record levels in many locations. As a result, we are cautiously optimistic about the future despite the current economic uncertainty."

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh. The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies). In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment in the United Kingdom with operations in Leicester, England and Sheffield, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company's future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company's Form 10-K for the year ended December 31, 2007 and Form 10-Q for the period ended June 30, 2008 under the heading "Cautionary Statement Relevant to Forward-looking Statements." The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Portec Rail Products, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)


                                                               Three Months Ended            Nine Months Ended
                                                                  September 30,                September 30,
                                                            -----------------------------------------------------------
                                                                2008         2007           2008           2007
                                                           -----------------------------------------------------------
                                                                   (Unaudited)                  (Unaudited)

    Net sales                                                $   29,644    $   27,998   $   84,681      $   84,572
    Cost of sales                                                19,731        18,803       57,140          58,228
                                                           -----------------------------------------------------------
    Gross profit                                                  9,913         9,195       27,541          26,344

    Selling, general and administrative                           5,872         5,563       17,267          16,875
    Amortization expense                                            296           315          891             924
                                                            -----------------------------------------------------------
    Operating income                                              3,745         3,317        9,383           8,545

    Interest expense                                                205           323          640             947
    Other expense (income), net                                      44           191          (77)            289
                                                           -----------------------------------------------------------
    Income before income taxes                                    3,496         2,803        8,820           7,309
    Provision for income taxes                                      980           913        2,556           2,327
                                                            -----------------------------------------------------------

    Net income                                               $    2,516    $    1,890   $    6,264      $    4,982
                                                           ===========================================================


    Earnings per share
        Basic and diluted                                      $ 0.26       $ 0.20         $ 0.65         $ 0.52

    Average basic and diluted shares outstanding             9,602,029     9,601,779     9,601,894       9,601,779


Consolidated Condensed Balance Sheets
(In thousands)


                                                       September 30,                                  December 31,
                                                           2008                                           2007
                                                     ------------------                             ------------------
                                                        (Unaudited)                                     (Audited)
    Assets
    Current assets                                     $        51,215                                $        45,635
    Property, plant and equipment, net                          11,438                                         11,121
    Goodwill and other intangibles, net                         44,279                                         46,601
    Other assets                                                   920                                            869
                                                     ------------------                             ------------------
        Total assets                                   $       107,852                                $       104,226
                                                     ==================                             ==================

    Liabilities and Shareholders' Equity
    Current liabilities                                $        26,094                                $        21,190
    Other liabilities and long term debt
       obligations                                              19,130                                         23,139
    Shareholders' equity                                        62,628                                         59,897
                                                      ------------------                             ------------------
        Total liabilities and shareholders'            $       107,852                                $       104,226
         equity                                       ==================                             ==================